Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Energy Vault Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price per Unit(1)		Maximum Aggregate Offering Price(1)(3)		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	—	(2)	—	(2)	—	(2)	—	—
Fees to be Paid	Equity	Preferred Stock	457(o)	—	(2)	—	(2)	—	(2)	—	—
Fees to be Paid	Debt	Debt Securities	457(o)	—		—		—		—	—
Fees to be Paid	Equity	Depositary Shares	457(o)	—		—		—		—	—
Fees to be Paid	Other	Warrants	457(o)	—		—		—		—	—
Fees to be Paid	Other	Purchase Contracts	457(o)	—		—		—		—	—
Fees to be Paid	Other	Units	457(o)	—		—		—		—	—

		Total Offering Amounts						$300,000,000		0.00011020	$33,060
		Total Fees Previously Paid						—			—
		Total Fee Offsets						—			—
		Net Fee Due									$33,060

(1)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities.
(2)	Includes rights to acquire common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities, depositary shares or preferred stock or upon exercise of common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $300,000,000.